SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                          CORSAIR COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   220406 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                Pamela K. Hagenah
                            Integral Capital Partners
                               2750 Sand Hill Road
                          Menlo Park, California 94025
                                 (650) 233-0360
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  July 1, 1998
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

         NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 23 Pages
                       Exhibit Index Contained on Page 20

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  220406 10 2                                           13D        Page 2 of 23 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management II, L.P. ("ICM2")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)  [ ]       (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       557,154 shares, of which 410,302 shares are directly owned by
                SHARES                                     Integral Capital Partners II, L.P. ("ICP2") and 146,852 shares
             BENEFICIALLY                                  are directly owned by Integral Capital Partners International II
            OWNED BY EACH                                  C.V. ("ICPI2"). ICM2 is the general partner of ICP2 and the
              REPORTING                                    investment general partner of ICPI2.
                PERSON                  --------- ----------------------------------------------------------------------------
                 WITH                      9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           557,154  shares  (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              557,154 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               4.05%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  220406 10 2                                           13D        Page 3 of 23 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management III, L.P. ("ICM3")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)  [ ]       (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       418,277 shares, of which 340,657 shares are directly owned by
                SHARES                                     Integral Capital Partners III, L.P. ("ICP3") and 77,620 shares
             BENEFICIALLY                                  are directly owned by Integral Capital Partners International
            OWNED BY EACH                                  III, L.P. ("ICPI3").  ICM3 is the general partner of ICP3 and the
              REPORTING                                    investment general partner of ICPI3.
                PERSON                  --------- ----------------------------------------------------------------------------
                 WITH                      9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           418,277  shares  (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              418,277 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               3.04%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  220406 10 2                                           13D        Page 4 of 23 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management IV, LLC ("ICM4")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)  [ ]       (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       446,540 shares which shares are directly owned by Integral
                SHARES                                     Capital Partners IV, L.P. ("ICP4").  ICM4 is the general partner
             BENEFICIALLY                                  of ICP4.
            OWNED BY EACH
              REPORTING
                PERSON                  --------- ----------------------------------------------------------------------------
                 WITH                      9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                            446,540 shares  (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              446,540 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               3.25%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  220406 10 2                                           13D        Page 5 of 23 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     ICP MS Management, LLC ("ICP Management")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)  [ ]       (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       2,190 shares which shares are directly owned by Integral Capital
                SHARES                                     Partners IV MS Side Fund, L.P. ("ICP4 Side Fund").  ICP
             BENEFICIALLY                                  Management is the general partner of ICP4 Side Fund.
            OWNED BY EACH
              REPORTING
                PERSON                  --------- ----------------------------------------------------------------------------
                 WITH                      9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           2,190  shares  (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                2,190 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               0.02%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  220406 10 2                                           13D        Page 6 of 23 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners II, L.P. ("ICP2")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)  [ ]       (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       410,302 shares are directly owned by ICP2.  Integral Capital
                SHARES                                     Management II, L.P. is the general partner of ICP2.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON                  --------- ----------------------------------------------------------------------------
                 WITH                      9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           410,302  shares  (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              410,302 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               2.98%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  220406 10 2                                           13D        Page 7 of 23 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International II C.V. ("ICPI2")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)  [ ]       (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Netherlands Antilles (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       146,852 shares are directly owned by ICPI2.  Integral Capital
                SHARES                                     Management II, L.P. is the investment general partner of ICPI2.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON                  --------- ----------------------------------------------------------------------------
                 WITH                      9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                            146,852 shares  (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              146,852 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               1.07%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  220406 10 2                                           13D        Page 8 of 23 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners III, L.P. ("ICP3")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)  [ ]       (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       340,657 shares are directly owned by ICP3.  Integral Capital
                SHARES                                     Management III, L.P. is the general partner of ICP3.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON                  --------- ----------------------------------------------------------------------------
                 WITH                      9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           340,657  shares  (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              340,657 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               2.48%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  220406 10 2                                           13D        Page 9 of 23 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International III, L.P. ("ICPI3")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)  [ ]       (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Cayman Islands (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       77,620 shares are directly owned by ICPI3.  Integral Capital
                SHARES                                     Management III, L.P. is the investment general partner of ICPI3.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON                  --------- ----------------------------------------------------------------------------
                 WITH                      9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           77,620  shares  (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              77,620 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               0.56%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  220406 10 2                                           13D        Page 10 of 23 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV, L.P. ("ICP4")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)  [ ]       (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       446,540 shares are directly owned by ICP4. Integral Capital
                SHARES                                     Management IV, LLC is the general partner of ICP4.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON                  --------- ----------------------------------------------------------------------------
                 WITH                      9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           446,540  shares  (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              446,540 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               3.25%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  220406 10 2                                           13D        Page 11 of 23 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV MS Side Fund, L.P. ("ICP4 Side Fund ")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)  [ ]       (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       2,190 shares are directly  owned by ICP4 Side Fund.  ICP MS
                SHARES                                     Management, LLC is the general partner of ICP4 Side Fund.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON                  --------- ----------------------------------------------------------------------------
                 WITH                      9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                            2,190 shares  (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              2,190 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               0.02%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

                  This statement constitutes Amendment No. 3 to the statement on
Schedule 13D of Corsair Communications, Inc. (the "Issuer") filed on January 26, 1998 and as amended by Amendment No. 1 filed on May 13, 1998 and by Amendment No. 2 filed on June 19, 1998 (as so amended, the "Schedule 13D"), by and on behalf of Integral Capital Management II, L.P., a Delaware limited partnership ("ICM2"), Integral Capital Management III, L.P., a Delaware limited partnership ("ICM3"), Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4") and ICP MS Management, LLC, a Delaware limited liability company ("ICP Management"). Capitalized terms not defined herein have the meaning ascribed to them in the Schedule 13D.

                  Only those items amended are reported herein.


ITEM 2.  IDENTITY AND BACKGROUND

                  This statement is being filed by Integral Capital Management II, L.P., a Delaware limited partnership ("ICM2"), Integral Capital Management III, L.P., a Delaware limited partnership ("ICM3"), Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4") and ICP MS Management, LLC, a Delaware limited liability company ("ICP Management"). The principal business address of ICM2, ICM3, ICM4 and ICP Management is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses, occupations and citizenships of the general partners and managers of ICM2, ICM3, ICM4 and ICP Management are set forth on Exhibit B, Exhibit E and Exhibit F hereto.

                  ICM2 is the general partner of Integral Capital Partners II, L.P., a Delaware limited partnership ("ICP2"), and the investment general partner of Integral Capital Partners International II C.V., a Netherlands Antilles limited partnership ("ICPI2"). ICM3 is the general partner of Integral Capital Partners III, L.P., a Delaware limited partnership ("ICP3"), and the investment general partner of Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership ("ICPI3"). ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). ICP Management is the general partner of Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership ("ICP4 Side Fund"). ICP2, ICPI2, ICP3, ICPI3, ICP4 and ICP4 Side Fund are private investment funds that invest in securities of publicly traded and private companies, predominantly in the areas of information sciences and life sciences. With respect to ICM2, ICM3, ICM4 and ICP Management, this statement relates only to ICM2's, ICM3's, ICM4's and ICP Management's indirect, beneficial ownership of shares of Common Stock of Corsair Communications, Inc. (the "Shares"). The Shares have been purchased by ICP2, ICPI2, ICP3, ICPI3, ICP4 and ICP4 Side Fund, and none of ICM2, ICM3, ICM4 or ICP Management directly or otherwise hold any Shares. Management of the business affairs of ICM2, ICM3, ICM4 and ICP Management, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the general partners of ICM2, ICM3, ICM4 and ICP Management, respectively, listed on Exhibit B, Exhibit E and Exhibit F, such that no single general partner of ICM2, ICM3, ICM4 or ICP Management has voting and/or dispositive power of the Shares.

                  Neither ICM2, ICM3, ICM4, ICP Management nor, to the best of ICM2's, ICM3's ICM4's and ICP Management's knowledge, any of the persons listed on Exhibit B, Exhibit E and Exhibit F hereto have, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

                  The aggregate amount of consideration required by ICP2, ICPI2, ICP3, ICPI3, ICP4 and ICP4 Side Fund to purchase the 1,424,161 shares to which this statement relates was approximately $14,596,200. The consideration was obtained from the working capital of ICP2, ICPI2, ICP3, ICPI3, ICP4 and ICP4 Side Fund.


ITEM 4.  PURPOSE OF TRANSACTION

                  The purchase of 392,914 shares by ICP2 and ICPI2 were made pursuant to a series of private purchases. The purchases of the remaining Shares by ICP2, ICPI2, ICP3, ICPI3, ICP4 and ICP4 Side Fund were made in the initial public offering of common stock by the Issuer and/or pursuant to open market purchases. The purchases of the Shares were not made for the purpose of acquiring control of the Issuer. From time to time, ICM2 may, in the ordinary course of its role as general partner of ICP2 and the investment general partner of ICPI2, direct ICP2 and/or ICPI2 to purchase additional shares or sell all or a portion of the Shares now held by ICP2 or ICPI2, and ICM3 may, in the ordinary course of its role as general partner of ICP3 and the investment general partner of ICPI3, direct ICP3 and/or ICPI3 to purchase additional shares or sell all or a portion of the Shares now held by ICP3 or ICPI3. From time to time, ICM4 may, in the ordinary course of its role as general partner of ICP4, direct ICP4 to purchase additional shares or sell all or a portion of the Shares now held by ICP4, and ICP Management may, in the ordinary course of its role as general partner of ICP4 Side Fund, direct ICP4 Side Fund to purchase additional shares or sell all or a portion of the Shares now held by ICP4 Side Fund.

                  Except as set forth above, none of ICM2, ICM3, ICM4, ICP Management nor the persons listed on Exhibit B, Exhibit E and Exhibit F hereto has any current plans or proposals that relate to or would result in the occurrence of any of the actions or events enumerated in clause (a) through (j) of Item 4 of Schedule 13D.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         A.       Integral Capital Management II, L.P. ("ICM2")

                  (a)      Amount Beneficially Owned: 557,154
                           Percent of Class:  4.05%
                  (b)      Number of shares as to which such person has:
                           1.       Sole power to vote or to direct vote: -0-
                           2.       Shared  power  to  vote or to  direct  vote:
                                    557,154
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 557,154

                  (c) To the best knowledge of ICM2, no transactions in the Shares were effected during the 60 days prior to July 1, 1998 through the date hereof by Integral Capital Partners II, L.P., a Delaware limited partnership ("ICP2"), Integral Capital Partners International II C.V., a Netherlands Antilles limited partnership ("ICPI2"), ICM2, or any of the persons listed as general partners of ICM2 on Exhibit B hereto.

                  (d) ICM2 is the general partner of ICP2 and the investment general partner of ICPI2. Roger B. McNamee, John A. Powell and Pamela K. Hagenah are the general partners of ICM2. Decisions respecting the voting of Shares and disposition of the proceeds from the sale of Shares are determined by a majority of the general partners. Under certain circumstances set forth in the limited partnership agreements of ICP2, ICPI2 and ICM2, the general and limited partners of such entities may receive dividends from, or the proceeds from the sale of Shares of Common Stock of Corsair Communications, Inc. owned, directly or indirectly, by each such entity.

                  (e) Not applicable.

         B.       Integral Capital Management III, L.P. ("ICM3")

                  (a)      Amount Beneficially Owned: 418,277
                           Percent of Class:  3.04%
                  (b)      Number of shares as to which such person has:
                           1.       Sole power to vote or to direct vote: -0-
                           2.       Shared  power  to  vote or to  direct  vote:
                                    418,277
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 418,277

                  (c) To the best knowledge of ICM3, the only transaction in the Shares effected during the 60 days prior to July 1, 1998 through the date hereof by Integral Capital Partners III, L.P., a Delaware limited partnership ("ICP3"), Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership ("ICPI3"), ICM3, or any of the persons listed as general partners of ICM3 on Exhibit B hereto occurred on June 25, 1998, when ICP3 and ICPI3 made an open market purchase of 22,510 shares and 5,180 shares of the Issuer's Common Stock, respectively, for a consideration per share of $8.50, and on July 1, 1998, when ICP3 and ICPI3 made an open market purchase of 186,990 shares and 42,610 shares of the Issuer's Common Stock, respectively, for a consideration per share of $8.75.

                  (d) ICM3 is the general partner of ICP3 and the investment general partner of ICPI3. Roger B. McNamee, John A. Powell and Pamela K. Hagenah are the general partners of ICM3. Decisions respecting the voting of Shares and disposition of the proceeds from the sale of Shares are determined by a majority of the general partners. Under certain circumstances set forth in the limited partnership agreements of ICP3, ICPI3 and ICM3, the general and limited partners of such entities may receive dividends from, or the proceeds from the sale of Shares of Common Stock of Corsair Communications, Inc. owned, directly or indirectly, by each such entity.

                  (e) Not applicable.

         C.       Integral Capital Management IV, LLC

                  (a)      Aggregate number of Shares owned: 446,540
                           Percentage:   3.25%
                  (b)      Number of shares as to which such person has:
                           1.       Sole power to vote or to direct vote: -0-
                           2.       Shared  power  to  vote or to  direct  vote:
                                    446,540
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 446,540

                  (c) To the best knowledge of ICM4, the only transaction in the Shares effected during the 60 days prior to July 1, 1998 through the date hereof by Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"), ICM4, or any of the persons listed as managers of ICM4 on Exhibit E hereto occurred on June 25, 1998, when ICP4 made an open market purchase of 22,310 shares of the Issuer's Common Stock for a consideration per share of $8.50, and on July 1, 1998, when ICP4 made an open market purchase of 248,210 shares of the Issuer's Common Stock for a consideration per share of $8.75.

                  (d) ICM4 is the general partner of ICP4. Roger B. McNamee, John A. Powell and Pamela K. Hagenah are the managers of ICM4. Decisions respecting the voting of Shares and disposition of the proceeds from the sale of Shares are determined by a majority of the managers. Under certain circumstances set forth in the limited partnership agreements of ICP4 and the limited liability company operating agreement of ICM4, the general and limited partners and the managers and members of such entities may receive dividends from, or the proceeds from the sale of Shares of Common Stock of Corsair Communications, Inc. owned, directly or indirectly, by each such entity.

                  (e)      Not applicable.

         D.       ICP MS Management, LLC

                  (a)      Aggregate number of Shares owned: 2,190
                           Percentage:  0.02%
                  (b)      1.       Sole power to vote or to direct vote: -0-
                           2.       Shared  power  to  vote or to  direct  vote:
                                    2,190
                           3.       Sole  power  to  dispose  or to  direct  the
                                    disposition: -0-
                           4.       Shared  power to  dispose  or to direct  the
                                    disposition: 2,190

                  (c) To the best knowledge of ICM Management, the only transaction in the Shares effected during the 60 days prior to July 1, 1998 through the date hereof by Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership ("ICP4 Side Fund"), ICM Management, or any of the persons listed as managers of ICM Management on Exhibit F hereto occurred on July 1, 1998, when ICP4 Side Fund made an open market purchase of 2,190 shares of the Issuer's Common Stock for a consideration per share of $8.75.

                  (d) ICM Management is the general partner of ICP4 Side Fund. Roger B. McNamee, John A. Powell and Pamela K. Hagenah are the managers of ICM Management. Decisions respecting the voting of Shares and disposition of the proceeds from the sale of Shares are determined by a majority of the managers. Under certain circumstances set forth in the limited partnership agreements of ICP4 Side Fund and the limited liability company operating agreement of ICM4 Side Fund, the general and limited partners and the managers and members of such entities may receive dividends from, or the proceeds from the sale of Shares of Common Stock of Corsair Communications, Inc. owned, directly or indirectly, by each such entity.

         E.       Integral Capital Partners II, L.P.

                  (a)      Aggregate number of Shares owned:  410,302
                           Percentage:  2.98%
                  (b)      1.       Sole power to vote or to direct vote: -0-
                           2.       Shared  power  to  vote or to  direct  vote:
                                    410,302
                           3.       Sole  power  to  dispose  or to  direct  the
                                    disposition: -0-
                           4.       Shared  power to  dispose  or to direct  the
                                    disposition: 410,302
                  (c)      See item 5A(c) above.
                  (d)      See Item 5A(d) above.
                  (e)      Not applicable.

         F.       Integral Capital Partners International II C.V.

                  (a)      Aggregate number of Shares owned:  146,852
                           Percentage:  1.07%
                  (b)      1.       Sole power to vote or to direct vote: -0-
                           2.       Shared  power  to  vote or to  direct  vote:
                                    146,852
                           3.       Sole  power  to  dispose  or to  direct  the
                                    disposition: -0-
                           4.       Shared  power to  dispose  or to direct  the
                                    disposition: 146,852
                  (c)      See Item 5A(c) above.
                  (d)      See Item 5A(d) above.
                  (e)      Not applicable.

         G.       Integral Capital Partners III, L.P.

                  (a)      Aggregate number of Shares owned:  340,657
                           Percentage: 2.48%
                  (b)      1.       Sole power to vote or to direct vote: -0-
                           2.       Shared  power  to  vote or to  direct  vote:
                                    340,657
                           3.       Sole  power  to  dispose  or to  direct  the
                                    disposition: -0-
                           4.       Shared  power to  dispose  or to direct  the
                                    disposition: 340,657
                  (c)      See Item 5B(c) above.
                  (d)      See Item 5B(d) above.
                  (e)      Not applicable.

         H.       Integral Capital Partners International III, L.P.

                  (a)      Aggregate number of Shares owned:  77,620
                           Percentage: 0.56%
                  (b)      1.       Sole power to vote or to direct vote: -0-
                           2.       Shared  power  to  vote or to  direct  vote:
                                    77,620
                           3.       Sole  power  to  dispose  or to  direct  the
                                    disposition: -0-
                           4.       Shared  power to  dispose  or to direct  the
                                    disposition: 77,620
                  (c)      See Item 5B(c) above.
                  (d)      See Item 5B(d) above.
                  (e)      Not applicable.

         I.       Integral Capital Partners IV, L.P.

                  (a)      Aggregate number of Shares owned:  446,540
                           Percentage:  3.25%
                  (b)      1.       Sole power to vote or to direct vote: -0-
                           2.       Shared  power  to  vote or to  direct  vote:
                                    446,540
                           3.       Sole  power  to  dispose  or to  direct  the
                                    disposition: -0-
                           4.       Shared  power to  dispose  or to direct  the
                                    disposition: 446,540
                  (c)      See Item 5C(c) above.
                  (d)      See Item 5C(d) above.
                  (e)      Not applicable.

         J.       Integral Capital Partners IV MS Side Fund, L.P.

                  (a)      Aggregate number of Shares owned:  2,190
                           Percentage:  0.02%
                  (b)      1.       Sole power to vote or to direct vote: -0-
                           2.       Shared  power  to  vote or to  direct  vote:
                                    2,190
                           3.       Sole  power  to  dispose  or to  direct  the
                                    disposition: -0-
                           4.       Shared  power to  dispose  or to direct  the
                                    disposition: 2,190
                  (c)      See Item 5D(c) above.
                  (d)      See Item 5D(d) above.
                  (e)      Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

                  There are no contracts, arrangements, understandings or relationships among ICM2, ICM3, ICM4 or ICP Management and any of the persons named in Item 2 or between ICM2, ICM3, ICM4 or ICP Management and any other person with respect to the Shares of the Issuer or the persons named in Item 2 and any other person with respect to the Shares of the Issuer.


ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS

                  Exhibit A:     Agreement of Joint Filing

                  Exhibit F:     Managers of ICP MS Management, LLC

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 6, 1998  INTEGRAL CAPITAL MANAGEMENT II, L.P.


                      By:        /s/ Pamela K. Hagenah
                         ---------------------------------
                                Pamela K. Hagenah
                                a General Partner

                      INTEGRAL CAPITAL MANAGEMENT III, L.P.


                      By:        /s/ Pamela K. Hagenah
                         ---------------------------------
                                Pamela K. Hagenah
                                a General Partner

                      INTEGRAL CAPITAL MANAGEMENT IV, LLC


                      By:        /s/ Pamela K. Hagenah
                         ---------------------------------
                                Pamela K. Hagenah
                                a Manager

                      ICP MS MANAGEMENT, LLC


                      By:         /s/ Pamela K. Hagenah
                         ---------------------------------
                                Pamela K. Hagenah
                                a Manager

                      INTEGRAL CAPITAL PARTNERS II, L.P.

                      By Integral Capital Management II, L.P., its General Partner


                      By:       /s/ Pamela K. Hagenah
                         ---------------------------------
                                Pamela K. Hagenah
                                a General Partner

                      INTEGRAL CAPITAL PARTNERS III, L.P.

                      By Integral Capital Management III, L.P.
                      its General Partner


                      By:       /s/ Pamela K. Hagenah
                         ---------------------------------
                                Pamela K. Hagenah
                                a General Partner

                      INTEGRAL CAPITAL PARTNERS IV, L.P.

                      By Integral Capital Management IV, LLC
                      Its General Partner


                      By:       /s/ Pamela K. Hagenah
                         ---------------------------------
                                Pamela K. Hagenah
                                a Manager

                      INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND, L.P.

                      By ICP MS Management, LLC
                      Its General Partner


                      By:       /s/ Pamela K. Hagenah
                         ---------------------------------
                                Pamela K. Hagenah
                                a Manager

                      INTEGRAL CAPITAL PARTNERS INTERNATIONAL II C.V.

                      By Integral Capital Management II, L.P., its Investment General Partner


                      By:       /s/ Pamela K. Hagenah
                         ---------------------------------
                                Pamela K. Hagenah
                                a General Partner


                     INTEGRAL CAPITAL PARTNERS INTERNATIONAL III, L.P.

                     By Integral Capital Management III, L.P., its Investment General Partner


                     By:        /s/ Pamela K. Hagenah
                         ---------------------------------
                                Pamela K. Hagenah
                                a General Partner

                                  EXHIBIT INDEX


                                                                   Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:        Agreement of Joint Filing                            21

Exhibit F:        Managers of ICP MS Management, LLC                   23

                                    EXHIBIT A

                            Agreement of Joint Filing


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act the statement dated July 6, 1998 containing the information required by Schedule 13D, for the 1,424,161 Shares of the Common Stock of Corsair Communications, Inc., held by Integral Capital Partners II, L.P., a Delaware limited partnership, Integral Capital Partners International II C.V., a Netherlands Antilles limited partnership, Integral Capital Partners III, L.P., a Delaware limited partnership, Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership, Integral Capital Partners IV, L.P., a Delaware limited partnership and Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership.

Date:  July 6, 1998

                      INTEGRAL CAPITAL MANAGEMENT II, L.P.


                      By:       /s/ Pamela K. Hagenah
                         ---------------------------------
                                Pamela K. Hagenah
                                a General Partner

                      INTEGRAL CAPITAL MANAGEMENT III, L.P.


                      By:       /s/ Pamela K. Hagenah
                         ---------------------------------
                                Pamela K. Hagenah
                                a General Partner

                       INTEGRAL CAPITAL MANAGEMENT IV, LLC

                       By:      /s/ Pamela K. Hagenah
                         ---------------------------------
                                Pamela K. Hagenah
                                a Manager

                       ICP MS MANAGEMENT, LLC

                       By:      /s/ Pamela K. Hagenah
                         ---------------------------------
                                Pamela K. Hagenah
                                a Manager

                       INTEGRAL CAPITAL PARTNERS II, L.P.

                       By Integral Capital Management II, L.P., its General Partner


                       By:      /s/ Pamela K. Hagenah
                         ---------------------------------
                                Pamela K. Hagenah
                                a General Partner

                       INTEGRAL CAPITAL PARTNERS INTERNATIONAL II C.V.

                       By Integral Capital Management II, L.P., its Investment General Partner


                       By:      /s/ Pamela K. Hagenah
                         ---------------------------------
                                Pamela K. Hagenah
                                a General Partner

                       INTEGRAL CAPITAL PARTNERS III, L.P.

                       By Integral Capital Management III, L.P., its General Partner


                       By:      /s/ Pamela K. Hagenah
                         ---------------------------------
                                Pamela K. Hagenah
                                a General Partner

                       INTEGRAL CAPITAL PARTNERS INTERNATIONAL III, L.P.

                       By Integral Capital Management III, L.P., its Investment General Partner


                       By:      /s/ Pamela K. Hagenah
                         ---------------------------------
                                Pamela K. Hagenah
                                a General Partner

                       INTEGRAL CAPITAL PARTNERS IV, L.P.

                       By Integral Capital Management IV, LLC
                       Its General Partner


                       By:      /s/ Pamela K. Hagenah
                         ---------------------------------
                                Pamela K. Hagenah
                                a Manager

                       INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND, L.P.

                       By ICP MS Management, LLC
                       Its General Partner


                       By:      /s/ Pamela K. Hagenah
                         ---------------------------------
                                Pamela K. Hagenah
                                a Manager

                                    EXHIBIT F

                                   Managers of
                             ICP MS Management, LLC

                  Set forth below, with respect to each manager of ICP MS Management, LLC, is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       (a)      Roger B. McNamee
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management, L.P., Integral
                  Capital  Management II, L.P. and Integral  Capital  Management
                  III, L.P.,  Manager of Integral Capital Management IV, LLC and
                  Manager of ICP MS Management, LLC
         (d)      United States Citizen

2.       (a)      John A. Powell
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management, L.P., Integral
                  Capital  Management II, L.P. and Integral  Capital  Management
                  III, L.P.,  Manager of Integral Capital Management IV, LLC and
                  Manager of ICP MS Management, LLC
         (d)      United States Citizen

3.       (a)      Pamela K. Hagenah
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General  Partner of Integral  Capital  Management II, L.P. and
                  Integral  Capital  Management  III, L.P.,  Manager of Integral
                  Capital  Management  IV, LLC and Manager of ICP MS Management,
                  LLC
         (d)      United States Citizen